Exhibit 99(j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Strategic Partners Mutual Funds, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated December 17, 2004 on the statements of assets and liabilities of the Strategic Partners Mutual Funds, Inc. (comprised of Strategic Partners Health Sciences Fund, Strategic Partners Money Market Fund, Strategic Partners Managed Large Cap Growth Fund, Strategic Partners Managed OTC Fund, Strategic Partners Small Cap Growth Opportunity Fund, Strategic Partners Balanced Fund, Strategic Partners Core Value Fund, Strategic Partners Equity Income Fund, Strategic Partners Capital Growth Fund, Strategic Partners High Yield Bond Fund, Strategic Partners Managed Small Cap Growth Fund, Strategic Partners Growth with Income Fund, Strategic Partners Small Company Fund, Strategic Partners International Growth Fund, Strategic Partners Technology Fund, Strategic Partners Capital Income Fund, Strategic Partners Mid Cap Growth Fund, Strategic Partners Bond Fund, Strategic Partners Managed Index 500 Fund, Strategic Partners Concentrated Growth Fund and Strategic Partners Relative Value Fund), hereafter referred to as the “Funds”, including the schedules of investments, as of October 31, 2004, and the related statements of operations, the statements of changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

February 25, 2005